Exhibit 99.1

Contact:	Doug Guarino	Director of Corporate Relations	781-647-3900
	Christopher Lindop	Chief Financial Officer

INVERNESS MEDICAL INNOVATIONS ANNOUNCES
SECOND QUARTER 2004 RESULTS

WALTHAM, MA…July 28, 2004…Inverness Medical Innovations, Inc. (AMEX: IMA), a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets, today announced its financial results for the quarter ended June 30, 2004.

For the second quarter of 2004, Inverness Medical Innovations reported a net loss under accounting principles generally accepted in the United States of America (“GAAP”) of $5.6 million, compared to net income of $5.6 million in the second quarter of 2003.  The net loss available to common stockholders was also $5.6 million, or $0.28 per diluted share, in the second quarter of 2004 compared to net income available to common stockholders of $5.6 million, or $0.34 per diluted share, for the second quarter of 2003.  The Company’s reported loss in its 2004 second quarter results under GAAP included a charge of $250,000 to write-off unamortized deferred financing costs in connection with the repayments of borrowings under the Company’s primary senior credit facility and certain subordinated promissory notes with the proceeds from the Company’s bond offering in February 2004 and a charge of $614,000 related to the reversal of the tax benefit associated with the first quarter write-off of debt origination costs, due to a reassessment of our effective tax rate based on the forecasted financial results for the year.  The Company’s net income in its 2003 second quarter results included non-recurring income of $3.8 million from a settlement with Unilever.

Excluding the aforementioned charges and income and the non-cash discounts and redemption interest related to redeemable convertible preferred stock, which would have reduced earnings available to common stockholders under GAAP in the second quarter of 2003, the Company’s reported loss for the second quarter of 2004 would have been $4.7 million, or $0.24 per diluted share, compared to income of $1.8 million, or $0.11 per diluted share, for the second quarter of 2003. The operating results reported reflect increased investments in research and development and expenses attributable to the enforcement of intellectual property rights.  In addition, included in the results for the quarter are reserves in the amount of $1.5 million that were established for accounts receivable and inventories on hand associated with a private label customer which is the subject of ongoing legal action.

In the second quarter of 2004, the Company recorded net revenues of $88.7 million compared to net revenues of $65.7 million in the second quarter of 2003.  The revenue increase was primarily due to the revenues contributed by the business acquired from Abbott Laboratories on September 30, 2003, Applied Biotech, Inc., which was acquired on August 27, 2003, the supply of Pfizer’s e.p.t digital pregnancy test which commenced in December 2003 and foreign currency translation.

For the six months ended June 30, 2004, the Company reported a net loss under GAAP of $7.7 million, compared to net income of $7.9 million for the six months ended June 30, 2003.  The net loss available to common stockholders was $8.5 million, or $0.43 per diluted share, for the six months ended June 30, 2004 compared to net income available to common stockholders of $7.9 million, or $0.48 per diluted share, for the six months ended June 30, 2003.  Excluding certain non-recurring or non-operating charges and income, the Company reported a loss of $4.0 million, or $0.20 per diluted share, for the six months ended June 30, 2004, compared to income of $4.1 million, or $0.26 per diluted share, for the six months ended June 30, 2003.

Net revenues for the six months ended June 30, 2004 were $179.4 million compared to net revenues of $130.8 million for the six months ended June 30, 2003.  The majority of the revenue increase was due to the revenues contributed by the business acquired from Abbott Laboratories on September 30, 2003, Applied Biotech, Inc., which was acquired on August 27, 2003, the Company’s Clearblue digital pregnancy test which was launched in June 2003, the supply of Pfizer’s e.p.t digital pregnancy test which commenced in December 2003 and foreign currency translation.

A detailed reconciliation of the Company’s income or loss excluding non-recurring items and certain non-operating charges and income, which is a non-GAAP financial measure, to net income or loss under GAAP is included in the schedules to this press release.

The Company will host a conference call beginning at 10:00 a.m. (Eastern Time) today, July 28, 2004, to discuss these results and answer questions concerning business and financial developments and trends.  During the conference call, the Company will discuss not only these results in relation to prior guidance but also revised guidance for 2004 and 2005.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 973-582-2785 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com and www.calleci.com.  A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 4960463.  That replay will be available until 12:00 midnight (Eastern Time) on July 31, 2004.  An on demand webcast of the call will be available at the Inverness website (www.invernessmedical.com/News.htm) two hours after the end of the call and will be accessible for 12 months.  Additionally, reconciliations to non-GAAP financial measures not included in this press release that may be discussed during the call will also be available at the same website beginning shortly before the conference call and will continue to be available on this website for 12 months.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease.  The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by its strong intellectual property portfolio.  The Company is headquartered in Waltham, Massachusetts.

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially due to numerous factors, including without limitation, the ability of the Company to successfully develop and commercialize products, the potential market acceptance of the Company’s current and future products, the efficacy and safety of the Company’s products, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, the ability to manufacture sufficient quantities of product for development and commercialization activities, and the effect of pending and future legal proceedings, including the cost thereof, on the Company’s financial performance and product offerings and the risks and uncertainties described in the Company’s periodic reports filed with the Securities and Exchange Commission under the federal securities laws, including the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the period ended March 31, 2004. The Company undertakes no obligation to update any forward-looking statements.

Source: Inverness Medical Innovations

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in $000s, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004		2003	2004		2003
						(restated)

Net revenues	$88,727		$65,717	$179,428		$130,819
Cost of sales	53,672		37,043	107,413		72,315
Gross profit	35,055		28,674	72,015		58,504

Operating expenses:
Research and development	7,992		5,957	15,415		10,642
Selling, general and administrative	26,999		20,167	51,870		40,074
Stock-based compensation	—		—	—		6
Total operating expenses	34,991		26,124	67,285		50,722
Operating income	64		2,550	4,730		7,782
Interest and other income (expense), net	(4,512)		3,823	(11,835)		1,740
Income tax provision	1,118		771	640		1,627
Net (loss) income	$(5,566)		$5,602	$(7,745)		$7,895

Non-cash amortization of discounts and dividends on preferred stock	—		(142)	(749)		(315)
Net (loss) income available to common stockholders - basic	$(5,566)		$5,460	$(8,494)		$7,580
Net (loss) income available to common stockholders - diluted	$(5,566)		$5,609	$(8,494)		$7,911

Net (loss) income per common share:
Basic	$(0.28)		$0.39	$(0.43)		$0.54
Diluted	$(0.28	)(a)	$0.34	$(0.43	)(a)	$0.48

Weighted average shares - basic	19,701		14,021	19,568		13,911
Weighted average shares - diluted	19,701	(a)	16,660	19,568	(a)	16,551

(a) For the three and six months ended June 30, 2004, potential diluted shares were not used in the calculation of diluted loss per share because inclusion thereof would be antidilutive.

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in $000s)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,995	$24,622
Accounts receivable, net	53,385	55,418
Inventories	54,689	47,043
Prepaid expenses and other current assets	10,325	11,777
Total current assets	140,394	138,860

PROPERTY, PLANT AND EQUIPMENT, NET	60,229	56,999
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	342,968	336,077
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	13,943	11,532
Total assets	$557,534	$543,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$1,979	$14,512
Other current liabilities	79,466	79,128
Total current liabilities	81,445	93,640

LONG-TERM LIABILITIES:
Notes payable, net of current portion	189,604	161,669
Other long-term liabilities	15,081	12,425
Total long-term liabilities	204,685	174,094

REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	6,185
TOTAL STOCKHOLDERS’ EQUITY	271,404	269,549
Total liabilities and stockholders’ equity	$557,534	$543,468

Inverness Medical Innovations, Inc. and Subsidiaries
Reconciliation of net (loss) income to (loss) income excluding non-recurring items and certain non-operating charges and income (a)
(in $000s, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003		2004	2003
					(restated)

Net (loss) income under generally accepted accounting principles	$(5,566)	$5,602		$(7,745)	$7,895

Non-recurring items, net of tax effect:

Non-recurring income from settlement with Unilever		(3,803)			(3,803)

Certain non-operating charges and income other than non-recurring items, net of tax effect:

Write-off of financing costs and prepayment fees incurred in connection with early extinguishment of debt	250			3,788
Tax effect (d)	614			—

Total non-recurring items and certain non-operating charges and income, net of tax effect	864	(3,803)		3,788	(3,803)

(Loss) income excluding non-recurring items and certain non-operating charges and income	$(4,702)	$1,799		$(3,957)	$4,092

Weighted average common shares - diluted	19,701	15,670	(c)	19,568	15,905	(c)

Diluted net (loss) income per common share, excluding non-recurring items and certain non-operating charges and income (b)	$(0.24)	$0.11	(c)	$(0.20)	$0.26	(c)

(a) When internally evaluating the performance of the Company’s business, management generally excludes from income or loss non-recurring items and certain non-operating charges and income, other than items classified as non-recurring items, that have a significant positive or negative impact on results yet do not occur on a consistent or regular basis in its business.  In determining whether a particular non-operating item meets these criteria, management considers all of the facts and circumstances relating to its incurrence.  Management believes that excluding such non-recurring items and non-operating charges and income from income or loss allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner.  It should be noted that income or loss excluding such charges and income is not a standard financial measurement under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net income or loss or cash flow from operating activities, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP.

(b) In addition to the non-recurring and non-operating charges or income listed above, the diluted net (loss) income per common share, as shown above, excludes amortization of non-cash discounts and redemption interest on preferred stock which are included in net (loss) income per common share calculated in accordance with GAAP.  There were no charges for non-cash discounts and redemption interest on preferred stock during the three months ended June 30, 2004.  The charges for non-cash discounts and redemption interest on preferred stock that are excluded above total $749,000, or $0.04 per dilutive common share, for the six months ended June 30, 2004 and $142,000 and $315,000, or $0.01 and $0.02 per dilutive common share, for the three and six months ended June 30, 2003, respectively.  Because all issued preferred stock have been converted into common stock on January 14, 2004, such shares have been included in basic and diluted weighted average share calculations subsequent to that date.  There will be no amortization of non-cash discounts and redemption interest in future periods, that would reduce net income or increase net loss available to common stockholders.

(c) Excluded from the weighted average dilutive common shares and the calculation of diluted net income per common share, as shown above, for the three months ended June 30, 2003 are 344,000 shares issuable for convertible debt because inclusion thereof, together with the reversal of related interest as if such securities were converted at the beginning of the period, would be antidilutive. Also excluded from the weighted average dilutive common shares, as shown above, for the three and six months ended June 30, 2003 are 646,000 shares issuable for preferred stock. See note (b) above.

(d) Tax effect recorded in Q1 of 2004 related to the write-off of financing costs was reversed in Q2 of 2004 when the Company reevaluated its effective tax rate based upon revised estimated results.